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                              CONSULTING AGREEMENT

            This CONSULTING AGREEMENT (this "Agreement"), dated as of February 27, 1998 by and between MANMOHAN PATEL, M.D. ("Consultant"), an individual having an address at 5 Jennie Court, Cedar Grove, New Jersey 07060, and HEALTHCARE IMAGING SERVICES, INC., a Delaware corporation (the "Company"), with its principal place of business at Tri-Parkway Corporate Park, 200 Schulz Drive, Red Bank, New Jersey 07701.

                             W I T N E S S E T H :

            WHEREAS, the Company desires to become a leading provider of physician practice management services to an integrated network of physicians in New Jersey offering a comprehensive array of primary care, multi-specialty and diagnostic imaging services;

            WHEREAS, in furtherance of its strategy to establish physician practice management operations the Company is contemporaneously herewith entering into a letter of intent (the "LOI") with Pavonia Medical Associates, P.A. ("Pavonia") which sets forth the principal terms and conditions upon which the Company or a subsidiary will enter into an agreement to acquire the capital stock of Jersey Integrated HealthPractice, Inc., a management service organization established and owned principally by Pavonia; and

            WHEREAS, the Company desires to engage Consultant to provide consulting services and expertise to the Company in connection with the Company's development of its physician practice management operations, and Consultant desires to provide such services, upon the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. Appointment as Consultant. The Company hereby appoints Consultant as an independent contractor, and Consultant hereby accepts such appointment by the Company, commencing on the date hereof (the "Effective Date"), for the Term (as defined below), with the obligations set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

            2. Term. Except as otherwise specifically provided in Section 6 below, the term of the Agreement (the "Term") shall commence on the Effective Date and shall continue until the first (1st) anniversary of the Effective Date, subject to the terms and conditions of this Agreement; provided however, that the Agreement shall terminate upon the earlier to occur of the following: (i) the negotiation and execution of an employment agreement between the


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Company and Consultant on terms and conditions satisfactory to the parties thereto (the "Employment Agreement") or (ii) the expiration or termination of this Agreement pursuant to the terms hereof.

            3. Obligations as Consultant. During the Term, (a) Consultant shall provide to the Company such services as are reasonably requested by the Company from time to time in connection with the Company's development and marketing of its physician practice management operations, and (b) Consultant shall devote such working time, attention and energies to the affairs of the Company during the Term as shall be necessary to provide the consulting services set forth herein; provided however, that the provision of such services shall not materially interfere with Consultant's current responsibilities as the Chief Executive Officer of Pavonia. Consultant shall be subject to the supervision of the Company's Chairman of the Board, Chief Executive Officer and President. All consulting activities under this Agreement shall be performed personally by Consultant, and Consultant shall not engage any other person, entity or group to perform such activities without the Company's prior written consent.

            4. Compensation. In consideration for the services provided by Consultant pursuant to this Agreement and contemplated to be rendered pursuant to the Employment Agreement, the Company hereby agrees to grant to Consultant an option to purchase 300,000 shares of common stock, par value of $.01 per share, of the Company (the "Option") pursuant to the terms and conditions of the Stock Option Agreement attached hereto as Exhibit A; provided however, that the Option shall in no event be exercisable until Consultant has become a full-time employee of the Company.

            5. Expenses. During the Term, the Company shall reimburse Consultant for any reasonable out-of-pocket expenses incurred by Consultant at the request of the Company in connection with the consulting services provided under this Agreement.

            6. Termination. Either party may, upon 30 days prior written notice to the other, terminate this Agreement.

            7.    Confidential Information.

                  (a) Consultant agrees not to use, disclose or make accessible to any person, entity or group any Confidential Information (as defined below) pertaining to the business of the Company and/or any of its affiliates, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Consultant to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" means any non-public information concerning the Company's and/or any of its affiliates' financial data, statistical data, strategic business plans, pricing or pricing strategies, customer and supplier lists, customer and supplier information, information relating to governmental relations, practices, processes,


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methods, trade secrets, marketing plans and other non-public, confidential information of the Company and/or any of its affiliates, that, in any case, is not otherwise generally available to the public.

                  (b) In the event this Agreement expires or is terminated, Consultant shall immediately return to the Company all Confidential Information in his possession.

                  (c) Consultant and the Company agree that the covenant regarding Confidential Information contained in this Section 7 is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

                  (d) Consultant acknowledges that the consideration received, and to be received, by him under this Agreement adequately and sufficiently compensates him for the restrictions set forth in this Section 7.

                  (e) The provisions of this Section 7 shall extend for the Term and shall survive the expiration or termination of the Agreement for a period of three (3) years.

            8. Remedy for Breach. Consultant hereby acknowledges that, in the event of any breach of Section 7 of this Agreement, the Company would have no adequate remedy at law and would suffer substantial and irreparable damage. Accordingly, Consultant hereby agrees that, in such event, the Company shall be entitled, without the necessity of proving damages or posting bond, and notwithstanding any election by the Company to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies that the Company may have at law or in equity.

            9. Representations of Consultant. Consultant hereby represents and warrants to the Company the following:

                  (i) neither the execution and delivery of this Agreement by Consultant, the consummation of the transactions required of Consultant herein, nor the fulfillment of, or compliance with, the terms and conditions of this Agreement, will conflict with, or result in, with or without the giving of notice or the passage of time or both, a breach of any of the terms, conditions or provisions of any agreement or instrument to which Consultant is now a party or by which he or his property is bound or subject or constitute a default or result in an acceleration under any of the foregoing, or result in the creation of any liens, claims or encumbrances on any assets of Consultant or the violation of any law, rule, regulation, order, judgment or decree to which his property is subject;

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                  (ii) Consultant is aware of the Anti-Fraud and Abuse
Amendments to the Social Security Act, the Medicare and Medicaid Program Protection Act and the Federal Safe Harbor Regulations, and that, as a consultant, he cannot knowingly or willfully offer, pay, solicit or receive remuneration in order to induce business, and if he does so, he will be subject to civil and/or criminal penalties;

                  (iii) Consultant has reviewed and executed the Company's Statement of Policy for Contractors and Consultants attached hereto; and

                  (iv) Consultant will not enter into any contractual or other arrangement, which is inconsistent with the performance of his obligations pursuant to Section 3 herein.

            10.   Miscellaneous.

                  (a) Relationship of the Parties. In performing the services provided for hereunder, Consultant is acting as an independent contractor, and Consultant shall not be deemed by virtue of this Agreement to be the servant, agent or employee of the Company for any purpose whatsoever. Consultant understands that, as an independent contractor, he shall not be entitled, as a result of the services to be provided by him hereunder, to receive any employee benefits from, or participate in any employee benefit plans sponsored by, the Company.

                  (b) Notices. Any notice or other communication permitted or required to be given or made hereunder shall be in writing and shall be deemed to be sufficiently and duly given or made if sent by hand delivery or by telecopier (with confirmation of receipt) or if sent by registered or certified mail (postage prepaid and return receipt requested), or if sent by reputable overnight courier or express mail, to the addressee as follows:

            If to the Company, to:

                  Healthcare Imaging Services, Inc.
                  Tri-Parkway Corporate Park
                  200 Schulz Drive
                  Red Bank, New Jersey 07701
                  Attn:  Elliott H. Vernon, Esq.
                  Tel:  (732) 224-9292
                  Fax: (732) 224-9362



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            If to Consultant, to:

                  Manmohan Patel, M.D.
                  c/o Pavonia Medical Associates, P.A.
                  600 Pavonia Ave.
                  Jersey City, New Jersey  07306
                  Tel:  (201)216-3040
                  Fax: (201)418-3705

Notice shall be deemed effective when so personally delivered, telecopied, or if mailed, 2 business days following the date the notice is mailed, or if sent by overnight courier or express mail, the next business day following the date the notice is sent. Any party may by notice given in accordance with this Section to the other party designate another person or address for receipt of notices hereunder.

                  (c) Entire Agreement; Amendment; Construction. This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof, whether oral or written. Any amendment to this Agreement shall be made only upon the written consent of Consultant and a duly authorized officer of the Company. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Accordingly, the language of all parts of this Agreement shall at all times be construed as a whole, allowing for a fair reading, and not strictly construing such language for or against any of the parties to this Agreement. Furthermore, it is acknowledged and agreed by each of the parties to this Agreement that each of the parties participated in the drafting of this Agreement, and any time any claims arise concerning such language, such language shall not be construed for or against the party alleged to be responsible for such drafting.

                  (d) No Waivers. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by any law, rule, regulation or order.

                  (e) Severability. This Agreement shall be deemed to be severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Furthermore, in lieu of any such invalid or unenforceable provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as possible to be valid and enforceable.


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                  (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. However, Consultant shall not assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the Company, which the Company may grant or withhold in its sole discretion.

                  (g) Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of New Jersey, without any regard to the conflicts-of-law principles thereof.

                  (h) Titles. Titles contained in this Agreement are intended solely for convenience of the parties hereto, and no provision of this Agreement is to be construed by reference to any such Title.

                  (i) Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

                              HEALTHCARE IMAGING SERVICES, INC.



                              By:/s/ Elliott H. Vernon
                                    Name: Elliott H. Vernon
                                    Title:Chairman of the Board, President
                                          and Chief Executive Officer


                                 /s/ Manmohan Patel
                                     Manmohan Patel, M.D.





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